                                                                      Exhibit 12

                             WESTERN RESOURCES, INC.
             Computations of Ratio of Earnings to Fixed Charges and
           Computations of Ratio of Earnings to Combined Fixed Charges
               and Preferred and Preference Dividend Requirements
                             (Dollars in Thousands)

                                          (Unaudited)
                                              Nine
                                             Months
                                             Ended
                                          September 30,                          Year Ended December 31,
                                            --------       ---------------------------------------------------------------------
                                              2000           1999            1998           1997           1996           1995
                                            --------       --------        --------       --------       --------       --------
Earnings from
 continuing operations (1) ..........       $167,075       $(48,798)       $ 58,088     $  872,739       $255,052       $265,068
                                            --------       --------        --------     ----------       --------       --------

Fixed Charges:
 Interest expense ...................        217,231        294,104         226,120        193,225        152,551        123,821
 Interest on Corporate-owned
  Life Insurance Borrowings .........         33,083         36,908          38,236         36,167         35,151         32,325
 Interest Applicable to
  Rentals ...........................         21,797         34,252          32,796         34,514         32,965         31,650
                                            --------       --------        --------     ----------       --------       --------
   Total Fixed Charges ..............        272,111        365,264         297,152        263,906        220,667        187,796
                                            --------       --------        --------     ----------       --------       --------
Distributed income of equity
  investees .........................          2,015          3,728           3,812              -              -              -

Preferred and Preference Dividend
Requirements:
 Preferred and Preference
  Dividends .........................            846          1,129           3,591          4,919
                                                                                                           14,839         13,419
 Income Tax Required ................            559            746           1,095          3,770          7,562          6,160
                                             -------        -------         -------     ----------         ------        -------
    Total Preferred and
     Preference Dividend
     Requirements ...................          1,405          1,875           4,686          8,689         22,401         19,579
                                            --------       --------        --------     ----------        -------       --------

Total Fixed Charges and Preferred
  and Preference Dividend
  Requirements ......................        273,516        367,139         301,838        272,595        243,068        207,375
                                            --------       --------        --------     ----------       --------       --------

Earnings (2) ........................       $441,201       $320,194        $359,052     $1,136,645       $475,719       $452,864
                                            ========       ========        ========     ==========       ========       ========

Ratio of Earnings to Fixed
  Charges ...........................           1.62           0.88            1.21           4.31           2.16           2.41


Ratio of Earnings to Combined Fixed
 Charges and Preferred and Preference
 Dividend Requirements ..............           1.61           0.87            1.19           4.17           1.96           2.18

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(1)  Earnings from continuing operations consists of loss or earnings before extraordinary gain and income taxes adjusted for minority interest and undistributed earnings from equity investees.

(2) Earnings are deemed to consist of net income to which has been added income taxes (including net deferred investment tax credit), fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor.
     Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings which would be required to meet dividend requirements on preferred and preference stock.